Exhibit 10.2

2012 Genworth Financial, Inc.

Omnibus Incentive Plan

Cash Retention Award Agreement

Dear [Participant Name]:

This Award Agreement and the 2012 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”) together govern your rights under this Award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant. You are hereby granted a Cash-Based Award (the “Award”) under the Plan. The Award entitles you to receive from the Company an amount in cash equal to $[amount], all in accordance with the terms and conditions of this Award Agreement, the Plan, and any rules and procedures adopted by the Committee.

a.	Grant Date: October 31, 2012

b.	Vesting Date and Payout: The Award shall not provide you with any rights or interests therein until the Award vests. The Award will vest (become non-forfeitable) on December 31, 2014 (the “Vesting Date”), provided you have continued in the service of the Company or one of its Affiliates through such date, and will be paid to you within 60 days following the Vesting Date.

2.	Effect of Termination of Employment. The Award shall vest on the Vesting Date and will be paid to you within 60 days following the Vesting Date, and shall expire thereafter, except as follows:

a.	“Qualified Termination” of Employment. If your service with the Company and its Affiliates terminates as a result of a “Qualified Termination” during the term of the Company’s 2012 Key Employee Severance Plan (as such term is defined in such plan), then the Award shall immediately vest and become payable within 60 days following such termination.

b.	Employment Termination Due to Death. If your service with the Company and its Affiliates terminates as a result of your death, then the Award shall immediately vest and become payable within 60 days following such termination.

c.	Employment Termination Due to Transfer of Business to Successor Employer. If your service with the Company and its Affiliates terminates as a result of employment by a successor employer to which the Company has transferred a business operation, then the Award shall continue to vest on the Vesting Date and will be paid to you within 60 days following the Vesting Date.

d.

Termination for Total Disability. If your service with the Company and its Affiliates terminates as a result of your Disability, then the Award shall immediately vest and become payable within 60 days following such termination. For purposes of this Award Agreement, “Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company or any of its

Affiliates (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

e.	Termination Due to Other Reasons. If your service with the Company and its Affiliates terminates for any other reason, and you and the Company have not entered into a written agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then the Award shall immediately expire upon such termination.

3.	Change of Control. Notwithstanding anything herein to the contrary:

a.	Upon the occurrence of a Change of Control in which the Successor Entity fails to Assume and Maintain this Award, the Award shall fully vest as of the effective date of the Change of Control and shall be paid to you within 30 days following the effective date of the Change of Control in cash; and the Award shall thereafter terminate.

b.	If you are a participant in the Genworth Financial, Inc. Amended and Restated 2005 Change of Control Plan or the Genworth Financial, Inc. 2011 Change of Control Plan (the “Change of Control Plans”), then upon the occurrence of a Qualified Termination (as defined in the Change of Control Plans) prior to the Vesting Date, this Award shall terminate and you will no longer be eligible to receive an Award payment hereunder.

4.	Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount in cash sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

5.	Nontransferability. This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of this Award is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the Award, your right to the Award shall be immediately forfeited to the Company, and this Award Agreement shall be null and void.

6.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

7.	Continuation of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with the Company’s or any of its Affiliate’s right to terminate your employment at any time.

8.	Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent.

9.	Applicable Law. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

10.	Entire Agreement. Except as set forth in Section 13 below, this Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to this Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

11.	Compensation Recoupment Policy. Notwithstanding Section 12 above, this Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to you and to Awards of this type.

12.	Agreement to Participate. If you do not wish to participate in the Plan and be subject to the provisions of this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement.

Additionally, by agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the Award pursuant to the Plan and this Award Agreement.

13.	Resolve. Any disagreement between you and the Company concerning anything covered by this Agreement or concerning the Award will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by you and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Agreement.

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